12 January 2007

VANTAGE CORPORATION LIMITED

and

CONNECT HOLDINGS LIMITED

SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on the 12th day of January 2007

BETWEEN

(1)	VANTAGE CORPORATION LIMITED (company registration number 192700053G), a public company incorporated in Singapore with its registered office at 80 Raffles Place, #29-20 UOB Plaza, Singapore 048624 (the Vendor); and

(2)	CONNECT HOLDINGS LIMITED (company registration number 38611), a company incorporated in Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the Purchaser).

WHEREAS:

(A)    Pacific Internet Limited (company registration number 199502086C) (PacNet) is a public company incorporated in Singapore with its registered office at 89 Science Park Drive, #02-05/06 The Rutherford, Singapore 118261, and is listed on the United States National Association of Securities Dealers Automated Quotations (Nasdaq).

(B)    As at the date of this Agreement, the Vendor is the legal and beneficial owner of 3,879,373 ordinary shares in the capital of PacNet (the PacNet Shares). As at the date of this Agreement, the Purchaser is the legal and beneficial owner of 1,871,287 ordinary shares in the capital of PacNet.

(C)    The Vendor has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor, 2,250,000 of the PacNet Shares (the Sale Shares) at a price of US$10.00 per share and on the terms and subject to the conditions contained in this Agreement. Upon such sale and purchase, the Purchaser will own an aggregate 4,121,287 ordinary shares representing approximately 29.91% of the issued share capital of PacNet based on an issued and paid-up share capital comprising 13,776,680 ordinary shares obtained from a company search of PacNet at the Accounting & Corporate Regulatory Authority of Singapore as at 5 January 2007.

IT IS HEREBY AGREED as follows:

1.    INTERPRETATION

1.1    In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

Business Day means a day other than Saturdays, Sundays and public holidays on which banks are ordinarily open for the transaction of normal banking business in London, New York and Singapore;

Completion means completion of the sale and purchase of the Sale Shares in accordance with the provisions of this Agreement;

Consideration has the meaning ascribed to it in clause 3;

Encumbrance means any interest or equity of any person including any right to acquire, option or right of pre-emption or conversion, or any mortgage, charge, pledge, lien, assignment, debenture, hypothecation, title retention or any other security interest or security agreement or arrangement, or any agreement to create any of the above;

Losses means all damages, losses, costs and expenses, including reasonable legal fees and expenses but excluding any and all consequential, special, incidental and exemplary damages and lost profits, whether or not foreseeable;

PacNet Board means the board of directors of PacNet;

Parties means collectively the Vendor and the Purchaser, and Party shall mean either one of them as the context requires;

Purchaser Nominee means the person nominated in writing by the Purchaser to be appointed as a director of PacNet in place of one of the VCL Directors;

US$ means the lawful currency of the United States of America;

VCL Directors means the nominees of VCL on the PacNet Board from time to time;

Warranties means the representations, warranties and undertakings of each Party set out in clauses 5.1 and 5.2 and each shall be referred to as a Warranty.

1.2    References to any statute shall be construed as references to such statute as amended or re-enacted or modified (whether before or after the date of this Agreement) from time to time.

1.3    Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4    Words importing the singular shall include the plural and vice versa; words importing a specific gender shall include the other genders (male, female or neuter); and person shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that ‘‘person’’ may be sometimes used in this Agreement in conjunction with some of such words).

1.5    Where an act is required to be done within a specified number of days after or from a specified date, the period is inclusive of and begins to run from the date so specified.

2.    SALE AND PURCHASE

2.1    The Vendor shall sell and transfer and the Purchaser shall purchase the Sale Shares with effect from Completion with all rights attaching to them including the right to receive all distributions and dividends as declared, paid or made in respect of the Sale Shares on or after the date of Completion. The sale and purchase of the Sale Shares shall be made on the terms set out in this Agreement. The Vendor covenants and warrants, without limitation to clause 2.2, that it has and will at Completion have the right to sell and transfer to the Purchaser full legal and beneficial ownership in the Sale Shares free from all Encumbrances.

2.2    The Sale Shares shall be sold free from all Encumbrances and ownership and risk in them shall (except as otherwise set out in this Agreement) pass to the Purchaser with effect from Completion.

3.    CONSIDERATION

The consideration for the sale and purchase of the Sale Shares shall be the payment of US$22,500,000 (the Consideration) at Completion by the Purchaser to the Vendor in accordance with clause 4.

4.    COMPLETION

4.1    Completion shall take place as soon as practicable after the signing of this Agreement and in any event within five Business Days after the date of this Agreement, in accordance with this clause 4. Each of the Parties shall, as soon as the Nasdaq market opens for trading after the signing of this Agreement, issue to its respective nominated brokers the irrevocable instructions referred to in clause 4.2(b)or clause 4.3(b) as the case may be.

4.2    At or before Completion, the Vendor shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s satisfaction):

(a)	certified true copies of the resolutions passed by the board of directors of the Vendor authorizing and approving the transfer of the Sale Shares to the Purchaser or its nominee;

(b)	contemporaneously with the Purchaser’s performance of its obligations under clause 4.3, all necessary documentation required to effect settlement of the Sale Shares on the United States National Association of Securities Dealers Automated Quotations, including a copy of the Vendor’s irrevocable instruction to its nominated broker to debit the Sale Shares from its securities account and credit the Sale Shares to the Purchaser’s nominated securities account or otherwise as the Purchaser may direct, and to enable title in all the Sale Shares to pass fully and effectively into the name of the Purchaser or its nominee; and

(c)	the share certificates or equivalent documents in respect of all of the Sale Shares, if any.

4.3    At Completion, the Purchaser shall, contemporaneously with the Vendor’s performance of its obligations under clause 4.2(b):

(a)	pay to the Vendor the Consideration by payment to the Purchaser’s nominated broker for such broker to execute settlement on the Sale Shares on behalf of the Purchaser with the Vendor’s nominated broker, or otherwise by payment to the Vendor or as the Vendor shall direct; and

(b)	deliver to the Vendor a copy of the Purchaser’s irrevocable instruction to its bankers to remit by wire transfer an amount equal to the Consideration to the Purchaser’s nominated broker and a copy of its instruction to the nominated broker to effect settlement.

4.4    The Vendor shall use all reasonable efforts, and the Purchaser shall cooperate, to procure at or upon Completion the entry of the name of the Purchaser or its nominee as holder of the Sale Shares in the register of members of PacNet.

5.    WARRANTIES AND UNDERTAKINGS

5.1    The Vendor hereby represents and warrants to the Purchaser, and the Purchaser hereby represents and warrants to the Vendor, as at the date of this Agreement that:

(a)	it is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and has full power and authority, and has taken all action necessary to execute and deliver this Agreement, and to consummate the transactions contemplated thereby;

(b)	this Agreement and all such other agreements and obligations that may be entered into and undertaken by it in connection with the transactions contemplated hereby constitute valid and legally binding obligations upon it and enforceable against it in accordance with their respective terms, and the execution and delivery of and its performance of its obligations under this Agreement shall not:

(i)	violate or constitute any default under any instrument, contract, agreement or other document to which it is a party, or by which its assets are bound; or

(ii)	result in any breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including any relevant stock exchange or securities council) to which it is subject or by which it or its respective assets are bound, whether in Singapore or elsewhere; and

(c)	to the best of its knowledge, information and belief, having made due and careful inquiries with regard to itself only, no steps have been taken or are contemplated by it, and no circumstances exist, which may at any time hereafter lead to a result which would cause any of its Warranties contained in this clause 5.1 and in clause 5.2 to be no longer true or accurate in any material respect.

5.2    The Vendor hereby represents, warrants and covenants to the Purchaser that as at the date of this Agreement:

(a)	it is the sole legal and beneficial owner of not less than 3,879,373 ordinary shares in the capital of PacNet (including the Sale Shares) free from all Encumbrances;

(b)	all of the Sale Shares are fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the Sale Shares;

(c)	no steps have been taken or are contemplated by it, and no circumstances exist, which would or might restrict or impede the Vendor in consummating the sale of the Sale Shares to the Purchaser and the transactions contemplated in this Agreement;

(d)	it is not a claimant or defendant in or otherwise a party to any litigation, arbitration or other proceedings which are in progress, threatened or pending by or against it concerning the Sale Shares. It is not aware of any circumstances which are likely to give rise to any such proceedings; and

(e)	no order has been made, petition presented or meeting convened for its winding up or for the appointment of a provisional liquidator or in relation to any other process whereby its business is terminated and its assets are distributed amongst its creditors and/or shareholders. No person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator in relation to the Vendor and no receiver (including any administrative receiver) or judicial manager has been appointed in respect of the whole or any part of the Vendor’s property, assets and/or undertaking and the Vendor is not aware of any step, legal proceeding or other procedure having been taken, filed or commenced which may lead to such appointment being made. The Vendor is not insolvent or unable to pay its debts as they fall due.

5.3    Each Warranty shall be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing.

5.4    The Warranties shall be separate and independent and save as expressly provided, shall not be limited by reference to any other provision in this Agreement.

5.5    The Vendor acknowledges that the Purchaser has entered into this Agreement in full reliance upon and on the basis of its Warranties contained in clauses 5.1 and 5.2. The Purchaser acknowledges that the Vendor has entered into this Agreement in full reliance upon and on the basis of its Warranties contained in clause 5.1.

5.6    If prior to Completion, any event shall occur which results or may result in any of its Warranties being unfulfilled, untrue or incorrect in any respect as at Completion, each Party upon becoming aware of the same, shall immediately notify the other Party in writing thereof prior to Completion and the Party giving such notice shall make all such investigations and do all such acts concerning the event or matter which the other Party may reasonably require.

5.7    Neither Party shall do, allow or procure any act or omission before Completion which would constitute a breach of any of its Warranties if such Warranty were given at Completion or which would make any of its Warranties inaccurate or misleading in any material respect if it were so given.

5.8    Each Party acknowledges to the other Party that it has not relied on or been induced by any other representations or warranties made by the other Party or any of its agents or representatives to enter into this Agreement save for the Warranties expressly set forth herein.

5.9    Subject as set out in the other provisions of this clause 5:

(a)	the Vendor agrees to indemnify, defend and hold harmless the Purchaser from and against any and all Losses resulting from or arising out of any breach of any of the Warranties of the Vendor; and

(b)	the Purchaser agrees to indemnify, defend and hold harmless the Vendor from and against any and all Losses resulting from or arising out of any breach of any of the Warranties of the Purchaser.

5.10    No claim shall be brought by a Party in respect of any of the Warranties unless such claimant has, not later than six months after the Completion Date, provided written notice of such claim to the other Party, such notice specifying in reasonable detail the event or breach to which the claim relates and the nature of the breach and Losses claimed to have been incurred. Any claim in respect of which such notice has been given within such six-month period shall be deemed to have been irrevocably withdrawn and lapsed if (not having been previously satisfied, settled or withdrawn) proceedings in respect of such claim have not been issued and served on the other Party within six months after the giving of such notice.

5.11    The Vendor undertakes to the Purchaser that:

(a)	as soon as practicable after Completion, it shall use its best endeavours to procure that PacNet notifies the InfoComm Development Authority of Singapore for approval of the appointment of the Purchaser Nominee as a director of PacNet in place of one of the VCL Directors; and

(b)	it shall use its best endeavours to procure that the Purchaser Nominee is appointed as a director of PacNet in place of one of the VCL Directors.

5.12    The Vendor undertakes to the Purchaser that for so long after Completion as the Purchaser Nominee is not appointed as a director of PacNet in place of one of the VCL Directors, it shall procure that none of the VCL Directors shall resign as director of PacNet or appoint another person to be his alternate director.

6.    WAIVER

Save as otherwise provided in this Agreement, no failure to exercise, nor any delay in exercising on the part of either of the Parties any right or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

7.    RESTRICTION ON ANNOUNCEMENTS

Save as may be required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange), each Party undertakes that it will not make any announcement or statement in connection with this Agreement unless the other Party shall have given its written consent to such announcement or statement (such consent not to be unreasonably withheld). The Vendor agrees that, in preparing any announcement, statement or filing to be made by the Vendor pursuant to any aforesaid applicable requirement, it will provide the Purchaser with a draft of the proposed announcement, statement or filing and take into account any reasonable comments of the Purchaser.

8.    CONFIDENTIALITY

8.1    For the purposes of this clause 8:

(a)	Confidential Information means:

(i)	(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Vendor or PacNet; or

(ii)	(in relation to the obligations of the Vendor) any information received or held by the Vendor (or any of its Representatives) relating to the Purchaser or PacNet; and

(iii)	information relating to the provisions and subject matter of, and negotiations leading to, this Agreement;

and includes written information and information transferred or obtained orally, visually, electronically or by any other means;

(b)	Representatives means, in relation to a Party, its Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its Affiliates.

8.2    Each Party shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose that Confidential Information to any person except (a) as this clause 8 permits or (b) as the other Party approves in writing.

8.3    This clause 8 shall not prevent disclosure by a Party or its Representatives to the extent that it can demonstrate that:

(a)	disclosure is required by law or by any stock exchange or any regulatory or governmental body having applicable jurisdiction;

(b)	disclosure is of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through that Party’s fault (or that of its Representatives); or

(d)	disclosure is required for the purpose of any proceedings arising out of this Agreement.

8.4    Each Party undertakes that it shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.

9.    CONTINUING EFFECT AND ASSIGNMENT

9.1    All provisions of this Agreement (including the Warranties), insofar as they have not been performed at Completion, shall not in any respect be extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect.

9.2    Neither Party may assign or transfer all or any of its rights or obligations under this Agreement save and except that the Purchaser may assign the benefit of each Warranty of the Vendor under clause 5.1 and clause 5.2 to its nominee to whom the Sale Shares are transferred at Completion.

10.    ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, correspondence or understanding, express or implied, oral or written. The Parties agree that no modification, variation or amendment shall be made to this Agreement unless otherwise agreed to by the Parties in writing.

11.    FURTHER ASSURANCE

Each Party shall at its own cost execute and deliver all such instruments and other documents and take all such actions as the other Party may from time to time request in order to give full effect to the purposes of this Agreement.

12.    PARTIAL INVALIDITY

If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

13.    COSTS AND STAMP DUTY

13.1    Each Party shall bear its own legal and other costs and expenses incurred in relation to or in connection with the negotiation, preparation, and execution of this Agreement and the sale and purchase hereby agreed to be made.

13.2    The Purchaser shall bear all stamp duty (if any) payable in connection with the transfer of the Sale Shares from the Vendor to the Purchaser.

14.    NOTICES

14.1    All notices, demands or other communications to be given or made under or in connection with this Agreement shall be in writing and delivered personally or sent by prepaid registered post or by fax addressed to the intended recipient thereof at its address, or fax number, and marked for the attention of such person (if any), set out in clause 14.2 (or to such other address or fax number as a Party may from time to time notify the other). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally) immediately or (if made by fax) upon receipt by the sender of the transmission report indicating that the notice, demand or communication has been sent in full to the recipient’s fax number or (if sent by post) five days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing the same was duly addressed, stamped and posted or that the transmission report indicates that the notice or communication has been sent in full to the recipient’s fax number. A notice given in accordance with this clause 14.1 but received on a non-working day or after business hours in the place of receipt will only be deemed to be duly served on the next working day in that place.

14.2    The address and facsimile number of each Party for notices, demand or other communications under or in connection with this Agreement are:

To the Vendor:
Address	:	80 Raffles Place #29-20 UOB Plaza 2 Singapore 048624
Facsimile No.	:	+65 6533 0022
Attention	:	Tan Meng Dong
To the Purchaser:
Address	:	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Facsimile No.	:	+1 441 292 4720
Attention	:	David Astwood
With copy to: Ashmore Investment Management Limited
Address	:	20 Bedfordbury, London WC2N 4BL England
Facsimile No.	:	+44 20 7557 4141
Attention	:	Craig Webster

or any other address or facsimile number notified by that Party for this purpose to the other Party by not less than five days’ notice.

15.    RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Chapter 53B) to enforce any of its terms.

16.    GOVERNING LAW AND SUBMISSION TO JURISDICTION

16.1    This Agreement shall be governed by, and shall be construed in accordance with, the laws of Singapore.

16.2    Any dispute, controversy or claim between or among the Parties arising out of or in connection with this Agreement shall be referred to and finally determined by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. The place of the arbitration shall be Singapore. The number of arbitrators shall be three. The language of the arbitration shall be English.

16.3    The arbitral award shall be final and binding on the Parties. The Party in whose favour an award is made may apply to any court with jurisdiction (including the court in the place where the assets of the losing party are located) or any judicial department with jurisdiction to enforce the arbitration award. The Parties agree with each other to be bound by the arbitration award and shall act in accordance with the arbitration award.

16.4    Before the settlement of any dispute, controversy or claim, the Parties shall continue to perform their respective obligations under this Agreement except for any obligation which is the subject of such dispute, controversy or claim.

16.5    It is agreed that, in the event of arbitration as aforesaid:

(a)	the other Party shall not take any steps either in the courts of Singapore or elsewhere to have the arbitration proceedings stayed or discontinued in favour of court proceedings; and

(b)	all arbitration costs (including lawyers’ fees and related costs and taxes thereon) shall be borne by the unsuccessful Party, unless otherwise determined by the arbitration tribunal.

17.    COUNTERPARTS

This Agreement may be signed in any number of counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed under the hands of the duly authorised representatives of the Parties on the day and year first above written.

Vendor

Signed for and on behalf of
VANTAGE CORPORATION LIMITED

Name:
Title:

Purchaser

Signed for and on behalf of
CONNECT HOLDINGS LIMITED

Name:
Title: